EXHIBIT 99.1
Contacts:
Scott M. Tsujita
SVP Finance, Treasury & Investor Relations
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com
HYPERCOM CORPORATION ANNOUNCES FIRST
QUARTER 2007 FINANCIAL RESULTS
PHOENIX, May 3, 2007-Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three months ended March 31, 2007.
Revenue for the first quarter was $64.8 million, an increase of $3.8 million or 6.3%, compared to $61.0 million of revenue in the same quarter of 2006, and no change compared to fourth quarter 2006. The year over year increase in first quarter revenue was the result of incremental sales in the EMEA, Mexico, Brazil, and Asia Pacific regions which more than offset a significant sales decline in the North American market. The revenue growth was attributable to both countertop and mobile unit sales increases. The decline in North American revenue was primarily attributable to a large one-time U.S. customer order in the first quarter 2006 that had a significant positive impact on the comparable first quarter of 2006. Revenue grew in the Asia Pacific region primarily as a result of the acquisition of ACG Group in February 2007.
Gross profit for the first quarter 2007 was $20.7 million, or 32.0% of revenue compared to first quarter 2006 gross profit of $23.5 million, or 38.6% of revenue, and an increase over fourth quarter 2006 gross profit of $19.2 million or 29.6% of revenue. First quarter 2007 gross profit percentage was lower than the same quarter of the prior year due to the impact of $3.7 million of lower margin revenue in Brazil, as well as a reduced volume of higher margin North American product sales. Conversely, first quarter 2007 gross margins were higher than fourth quarter 2006 due to a decrease of $3.3 million revenue related to lower margin sales in Brazil. First quarter 2007 gross margin also benefited from an increased contribution from higher margin mobile and networking products.
Operating expenses for first quarter 2007 were $23.5 million, an increase of $2.9 million compared to $20.6 million in the same quarter of 2006, and down $0.1 million compared to fourth quarter 2006 operating expenses of $23.6 million. First quarter operating expenses were higher than the same quarter of the prior year as a result of $1.3 million of increased R&D spending primarily related to new product development, $0.6 million of increased selling costs, and $1.0 million of increased general and administrative cost. Included in the increase in general and administrative costs are $1.7 million of legal and accounting costs associated with the evaluation of a strategic proposal received for a combination of our company with another business that we believed could have been beneficial to our shareholders. The sequential quarter reduction of $0.1 million in operating expenses resulted from a $1.9 million reduction in R&D expense of which $0.9 million related to general R&D expense reduction and $1.0 million related to the non-recurrence of a fourth quarter 2006 write- off of in-process R&D related to the acquisition of TPI Software LLC. The reduction in R&D expense was offset by $1.7 million of incremental legal and accounting cost related to the assessment of the strategic proposal and $0.1 million of increased selling, general, and administrative costs.
First quarter 2007 net loss from continuing operations was $3.2 million or ($0.06) per share compared to net income from continuing operations of $2.8 million or $0.05 per share in the same quarter of 2006, and a net loss from continuing operations of $2.7 million or ($0.05) per share in the fourth quarter of 2006. The first quarter 2007 loss from continuing operations includes the $1.7 million of legal and accounting costs discussed above or the equivalent of ($0.03) per share.
Hypercom has recently announced several new business initiatives including:
•	The new Hypercom P4100 PIN Pad is now PCI PED approved and includes a choice of contactless, EMV Smart Card, or magnetic stripe payment, and also includes a touch screen display. The P4100 supports multiple point of sale vendor protocols allowing retailers to easily add PIN and contactless based technology to existing point of sale systems without upgrading the entire terminal or electronic cash register hardware and;

•	Apriva, the leading point of sale wireless solutions provider, has Class A certified Hypercom’s Optimum T4100 IP-enabled payment terminal for use on Apriva’s Intelligent Gateway, enabling credit, debit, gift, loyalty, and check transactions to be processed by most major US merchant processors that have previously certified with Apriva’s PCI compliant IP data center.
First Quarter Earnings Call
Hypercom has scheduled its conference call to discuss first quarter 2007 financial results for Thursday, May 3, 2007. The call will be held at 8:30 a.m. ET and will be available either through telephone dial-in or audio web cast.
The dial-in number is 888-550-9982 for North American callers and +1-210-839-8578 for international callers. For access to this call, participants will be required to identify the call host, Scott Tsujita, and the access code, “Results.”
To access the audio web cast, please go to Hypercom’s website, http://ir.hypercom.com at least two minutes prior to the call to register.
A replay of the conference call can be accessed approximately one hour after the conclusion of the live call and will be available until Thursday, May 31, 2007. The replay number for North America is 1-866-498-3466 and +1-203-369-1792 for international callers. No access code is required. A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com, where it will remain until the next results release.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, operating profits, net income, cash flows, gains or losses from discontinued operations, the timing, performance and market acceptance of new products, the development and success of broader distribution channels, potential acquisitions and business combinations, and the expected results and benefits of such transactions. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended March 31, 2007 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this press release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
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Hypercom and Optimum & Design are registered trademarks of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2007	2006
Net revenue:
Products	$48,191	$46,840
Services	16,636	14,129

Total net revenue	64,827	60,969

Costs of revenue:
Products	29,815	27,526
Services	14,284	9,924

Total costs of revenue	44,099	37,450

Gross profit	20,728	23,519

Operating expenses:
Research and development	7,329	5,994
Selling, general and administrative	16,172	14,615

Total operating expenses	23,501	20,609

Income (loss) from continuing operations	(2,773)	2,910
Interest income, net	839	778
Foreign currency loss	(618)	(224)
Other income (expense)	4	(16)

Income (loss) before income taxes and discontinued operations	(2,548)	3,448
Provision for income taxes	(667)	(659)

Income (loss) before discontinued operations	(3,215)	2,789
Income from discontinued operations	690	349

Net income (loss)	$(2,525)	$3,138

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.06)	$0.05
Income from discontinued operations	0.01	0.01

Basic and diluted income (loss) per share	$(0.05)	$0.06

Weighted average common shares:
Basic	53,181,716	52,804,000

Diluted	53,181,716	53,730,873

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Amounts in thousands)	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,623	$34,190
Restricted cash	171	201
Short-term investments	37,339	47,228
Accounts receivable, net	56,992	52,777
Inventories	55,726	52,632
Prepaid expenses and other current assets	10,530	8,001
Deferred tax assets	921	691
Assets held for sale	11,742	—

Total current assets	200,044	195,720
Property, plant and equipment, net	16,600	27,261
Intangible assets, net	11,620	5,733
Other long-term assets	15,719	8,002

Total assets	$243,983	$236,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,030	$22,931
Accrued payroll and related expenses	7,347	6,201
Accrued sales and other taxes	7,761	7,781
Product warranty liabilities	2,486	2,636
Accrued other liabilities	11,813	9,603
Deferred revenue	4,273	2,185
Income taxes payable	2,133	2,460

Total current liabilities	61,843	53,797
Deferred tax liabilities, net	594	380
Other long-term liabilities	3,483	3,608

Total liabilities	65,920	57,785
Stockholders’ equity	178,063	178,931

Total liabilities and stockholders’ equity	$243,983	$236,716

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands)	2007	2006
Cash flows from continuing operations:
Net income (loss) from continuing operations	$(3,215)	$2,789
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,061	1,931
Amortization of deferred financing costs	—	4
Amortization of discounts on short-term investments	(273)	(308)
Provision for doubtful accounts	413	400
Provision for excess and obsolete inventory	518	707
Provision for warranty and other product charges	296	181
Deferred income tax benefit	(16)	(34)
Non-cash share-based compensation	1,738	867
Foreign currency (gains) losses	334	(359)
Other non-cash write-off of intangibles and other assets	2	32
Changes in operating assets and liabilities, net	(5,037)	3,715

Net cash provided by (used in) operating activities	(3,179)	9,925

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,332)	(2,055)
Cash paid for acquisitions, net of cash acquired	(12,038)	—
Software development costs capitalized	(360)	—
Net increase in restricted cash	30	—
Purchase of short-term investments	(43,473)	(66,848)
Proceeds from the sale or maturity of short-term investments	53,635	64,000

Net cash used in investing activities	(4,538)	(4,903)

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	(3)	(92)
Proceeds from issuance of common stock	104	3,211
Purchase of treasury stock	—	(671)
Net cash provided by financing activities	101	2,448

Effect of exchange rate changes on cash	49	255

Net increase (decrease) in cash flows from continuing operations	(7,567)	7,725
Net cash provided by operating activities — discontinued operations	—	3,246
Cash and cash equivalents, beginning of period	34,190	35,940

Cash and cash equivalents, end of period	$26,623	$46,911